Exhibit (a) (9)


                        SUPPLEMENTARY AUSTRALIAN DOCUMENT

                           NORTEL NETWORKS CORPORATION
                        1986 AND 2000 STOCK OPTIONS PLANS
                                OFFER TO EXCHANGE

                     OFFER TO AUSTRALIAN ELIGIBLE EMPLOYEES

                                  June 20, 2001

           Investment in shares involves a degree of risk. Employees who participate in the Offer and Plans should monitor their participation and consider all risk factors relevant to the cancellation and grant of options under the Offer and Plans as set out in this Supplementary Australian Document and the Additional Documents. Employees should seek independent advice regarding participation in the Offer and Plans.


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                     OFFER TO AUSTRALIAN ELIGIBLE EMPLOYEES

      NORTEL NETWORKS CORPORATION (the "Corporation" or "Nortel Networks")
             1986 AND 2000 STOCK OPTION PLANS AND OFFER TO EXCHANGE
             ------------------------------------------------------

To our staff members in Australia:

We are pleased to provide you with information regarding the Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated and the Nortel Networks Corporation 2000 Stock Option Plan (the "Plans") and Nortel Networks' offer to exchange certain outstanding options granted to eligible employees under the Plans (the "Offer").

Many of Nortel Networks' outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of Nortel Networks' common shares. For Nortel Networks' stock option program to provide the intended retention and performance incentives for employees, employees must feel that Nortel Networks' options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, Nortel Networks believes that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options, Nortel Networks hopes to restore its employees' confidence in their potential ability to realize value for their eligible options thereby encouraging employees to remain with the Corporation and ultimately maximizing shareholder value.

Terms defined in the document entitled "Nortel Networks Corporation Offer to Exchange Outstanding Options Granted to Eligible Employees Under Nortel Networks' 1986 and/or 2000 Stock Option Plans on or after November 12, 1999 for New Options" dated June 20, 2001 (the "Offer to Exchange") have the same meaning in this Supplementary Australian Document.

1.   INVITATION

This is an invitation made by the Corporation under the Offer to eligible employees in Australia to exchange all, but not less than all, of the eligible options held by such eligible employees for new options that the Corporation will grant under the Plans. The options that are eligible options and the employees who are eligible employees for the purposes of the Offer are described in the Offer to Exchange. The Offer expires on July 23, 2001.


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2.   ADDITIONAL DOCUMENTS

In addition to the information set out in this Supplementary Australian Document, attached are copies of the following documents (the "Additional Documents"):

     (a) Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated http://services-canada.ca.nortel.com/Livelink/livelink.exe/ fetch/-29140/31481/4168/162266/Nortel%2BNetworks%2BCorporation%2B
          %252D%2B1986%2BProspectus%2Band%2BStock%2BOption%2BPlan?vernum=0;

     (b) Nortel Networks Corporation 2000 Stock Option Plan http://services-canada.ca.nortel.com/Livelink/livelink.exe/ fetch/-29140/31481/ 4168/162266/Nortel%2BNetworks%2BCorporation%
          2B%252D%2B2000% 2BProspectus%2Band%2BStock%2BOption%2BPlan?vernum=0;
          and

     (c)  the Offer to Exchange
          http://studionta.ca.nortel.com/emplcomms/soep/to.pdf

     The Additional Documents provide important information necessary to make an informed investment decision in relation to your participation in the Offer.

3.   RELIANCE ON STATEMENTS

You should not rely upon any oral statements made to you in relation to this Offer. You should only rely upon the statements contained in this Supplementary Australian Document together with the Additional Documents when considering your participation in the Offer.

4.   OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

The Corporation will grant new options to those eligible employees who elect to participate in this Offer, subject to the terms and conditions explained in the Additional Documents. Those eligible options, which are tendered for exchange, are currently expected to be cancelled on July 27, 2001.

The number of new options granted in exchange for eligible options that are accepted for exchange and cancelled in the Offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events:

     (a) For eligible options granted on or after November 12, 1999 and before February 13, 2001, the Corporation will grant new options equal to two-thirds (2/3rds) of the number of eligible options cancelled in the Offer (i.e., we will grant two new options for every three eligible options cancelled in the Offer); and

     (b) For eligible options granted on or after February 13, 2001, the Corporation will grant new options equal to three-fourths (3/4ths) of the number of eligible options cancelled in the Offer (i.e., the Corporation will grant three new options for every four eligible options cancelled in the Offer).

The Corporation will not issue any new options exercisable for fractional shares. Instead, the Corporation will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee to purchase one common share of Nortel Networks (a "Share") in accordance with the terms of the applicable option plan and instrument of grant.

If the circumstances of your employment change subsequent to the tender and cancellation of your eligible options in the Offer but prior to the grant of new options, you may be entitled to receive replacement options instead of new options, the details of which are set forth in the Offer to Exchange.

5.   WHAT ARE THE MATERIAL TERMS OF THE NEW OPTIONS?

The new options will be issued under the same option plan as the related eligible options cancelled in the Offer and will be issued pursuant to an instrument of grant that is substantially similar to the instrument of grant pursuant to which the related eligible options cancelled in the Offer were issued. The Corporation will grant the new options on the later of January 29, 2002 and six months and one day following the date eligible options are cancelled to employees who are actively employed on that grant date.

The new options will have the same vesting schedule and vesting dates as the related eligible options cancelled in the exchange. Accordingly, the new options will be vested on the date of grant to the extent that the related eligible options tendered for exchange would have been vested on that date and the remaining new options will become vested in accordance with the vesting schedule applicable to the related eligible options that were cancelled in the exchange.

Notwithstanding the provisions of the Offer to Exchange, for eligible employees in Australia, the exercise price for the new options or the replacement options, as the case may be, will be determined as follows:

     (1) For new options, the exercise price will be the greater of (i) 100% of the market price of a Share on the effective date of grant of the option and (ii) the weighted average Share price over the 5 business days up to and including the date of grant; and

     (2) For replacement options, the exercise price will be the greater of (i) the exercise price of the cancelled eligible option; (ii) 100% of the market price of a Share on the effective date of grant of the option and
     (iii) the weighted average Share price over the 5 business days up to and including the date of grant.

To the extent that the exercise price for the eligible options is in U.S. dollars, the exercise price of the new options will be expressed in U.S. dollars (the "U.S. exercise price") and the Shares acquired through the exercise of the new options will be purchased in U.S. dollars. To the extent that the exercise price for the eligible options is in Canadian dollars, the exercise price of the new options will be expressed in Canadian dollars (the "Canadian exercise price") and the Shares acquired through the exercise of the new options will be purchased in Canadian dollars. As such, the Australian dollar equivalent of the U.S. exercise price and Canadian exercise price will change with fluctuations in the U.S.$/A$ or Cdn.$/A$ exchange rates accordingly. The Australian dollar amount required to purchase the Shares will be that amount which, when converted into U.S. or Canadian dollars (as the case may be) on the date of acquisition, equals the U.S. exercise price or Canadian exercise price respectively. The exchange rate used for these calculations will be the applicable U.S. or Canadian dollar sell rate published by an Australian bank on the previous business day.

By way of example only, and using the opening market price for one of the Corporation's Shares listed on the New York Stock Exchange on June 20, 2001 (being U.S.$8.15) as the U.S. exercise price, the Australian dollar equivalent as at June 20, 2001 would be A$15.75, which is calculated by dividing U.S.$8.15 by the U.S. dollar sell rate published by Westpac Banking Corporation of Australia on the previous business day.

Similarly, using the opening market price for one of the Corporation's Shares listed on the Toronto Stock Exchange on June 20, 2001 (being Cdn.$12.45) as the Canadian exercise price, the Australian dollar equivalent as at June 20, 2001 would be A$15.83, which is calculated by dividing Cdn.$12.45 by the Canadian dollar sell rate published by Westpac Banking Corporation of Australia on the previous business day.

The new options will have a term of ten years from the original date of grant of the eligible options (not from the new option grant date). However, as with the cancelled eligible options, the new options are subject to earlier termination in the event of a termination of the eligible employee's employment. In accordance with the terms of the Plans, all of the new options will remain exercisable for 90 days following a termination of employment or possibly longer in certain circumstances such as death, retirement or disability.

6.   WHAT IS A SHARE IN THE CORPORATION?

Each shareholder is entitled to one vote for every Share held in the Corporation.

Dividends may be paid on the Shares out of any funds of the Corporation legally available for dividends at the discretion of the board of directors of the Corporation (the "Board").

The Shares of the Corporation are listed and may be traded on the New York Stock Exchange and the Toronto Stock Exchange.

Shares are not liable to any further calls for payment of capital or for other assessment by the Corporation and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

7. HOW CAN I OBTAIN UPDATED INDICATIVE EXAMPLES OF THE EXERCISE PRICE IN AUSTRALIAN DOLLARS?

Within 10 business days following your request, the Corporation will provide you with the Australian dollar equivalent of the current market price for a Share and the exercise price, as at the date of your request. The Australian dollar equivalent will be calculated using as applicable, either the U.S. or Canadian dollar sell rate of exchange published by an Australian bank on the day prior to your request.

You should direct your request to:

            Nortel Networks Corporation
            8200 Dixie Road
            Suite 100
            Brampton, Ontario
            Canada  L6T 5P6
            Attention: Nortel Networks Stock Option Administration Department Telephone Number: (905) 863-6001 (ESN 333)



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8.   WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN ELIGIBLE EMPLOYEES'
     PARTICIPATION IN THE OFFER?

Tendering eligible options under the Offer does carry risk as there is no guarantee or assurance as to the Corporation's future stock performance. You should also be aware that in addition to fluctuations in value caused by the success of the Corporation, the value of Shares as well as the exercise price will be affected by the U.S.$/A$ or Cdn.$/A$ exchange rates.

 In addition, you should be aware that there are risks in participating in the Offer if your circumstances of employment change, in particular if such a change occurs after your eligible options are tendered and cancelled in the Offer and prior to the new option grant date. In some cases you may not be entitled to receive either replacement options or new options in exchange for the tender of eligible options that are cancelled in the Offer. The Offer to Exchange contains a more detailed description of these and other risks that should be considered in connection with your participation in the Offer.

9.   MODIFICATION, TERMINATION ETC. OF THE OFFER

The Board may, at any time extend the period of time during which the Offer is open, terminate or amend the Offer and may postpone or delay the Corporation's acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of those conditions outlined in the Offer to Exchange. If the Board extends the period of time during which the Offer is open, the date of cancellation and the new option grant date will be extended accordingly.

10.  WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE
     OFFER?


The following is a general summary of the material Australian income tax consequences of the exchange of eligible options and the grant of the new options or replacement options, as the case may be, pursuant to this Offer applicable to the Australian subsidiaries of Nortel Networks and to those eligible employees who are residents of Australia (excluding expatriates). This discussion is based on the applicable provisions of the Australian tax legislation in force on June 15, 2001, which are subject to change.

Eligible employees who are residents of Australia who exchange eligible options for new options or replacement options, as the case may be, will recognize a disposition of their eligible options at the time of their cancellation. This cancellation is a capital gains tax event. The employee will be considered to have disposed of the eligible options for nil consideration. The tax implications of the disposition will depend on whether or not the employee elected to be taxed on the stock options at the time of grant:

     (a) In the case where the employee elected to be taxed at grant, the disposition will generate a capital loss (i.e. a loss equal to the amount of income recognized for tax purposes at the time of grant - probably 18.4% of the value of the underlying Shares). This loss can be offset against capital gains realized in the year or in a subsequent year. If the employee can offset the capital loss against short-term capital gains, a full recovery of taxes paid at the time of grant will be realized. However, if the offset is against long term capital gains that are only 50% taxable, only one-half of the taxes will be recovered. Where both short-term and long-term capital gains are available for offset, the employee can choose the short-term over the long-term gains.

     (b) In the case where the employee did not elect to be taxed at grant, the disposition will have no tax impact.


With respect to the new options or replacement options, as the case may be, employees can elect to be taxed at the time of grant. If an employee does not make this election, taxation automatically occurs at time of exercise. The tax implications under the two alternatives are as follows:

     (a)  Taxation at Time of Grant
     ------------------------------

          o The amount to be included in income at the time of grant is 18.4% of the exercise price.

          o    There is no further tax at the time of exercise.

          o If the Shares are held past the exercise date, upon a subsequent sale of the Shares, the employee will recognize a capital gain (or loss) in an amount equal to the difference between the proceeds from the sale of the Shares and the employee's cost of the Shares (this will be the total of the exercise price paid plus the amount included in income at the time of grant). If the Shares are sold within 12 months of exercise, the full amount of the gain is included in income. If the Shares are sold 12 months or more after exercise, the capital gain is reduced by 50%.

     (b)  Taxation at Time of Exercise
     ---------------------------------

          o The amount to be included in income at the time of exercise depends on how long the Shares are held after exercise:

               (i) If the Shares are sold within 30 days of exercise, the income from the exercise is calculated by deducting the exercise price from the proceeds of sale.

               (ii) If the Shares are sold 31 days or more after exercise, the income from the exercise is calculated by deducting the exercise price from the market value of the Shares on the date of exercise (market value is the weighted average Share price in the one-week period up to and including the date of exercise).

          o At the time of sale of the Shares, the amount of capital gain to be included in income also depends on how long the Shares are held after exercise:

               (i) If the Shares are sold between 31 days and 12 months of exercise, the capital gain is calculated by deducting the market value of the Shares at exercise from the sale proceeds.

               (ii) If the Shares are sold 12 months or more from the date of exercise, the capital gain is calculated the same as in (i), except that only 50% of the amount is included in income.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

11.  WHAT ARE THE U.S. TAXATION CONSEQUENCES OF PARTICIPATION IN THE OFFER?

Employees will not be subject to U.S. tax by reason only of the exchange of eligible options for new options, or the grant of new options or replacement options. However, liability to U.S. taxes may accrue if an employee is otherwise subject to U.S. taxes.

The above is an indication only of the likely U.S. taxation consequences for Australian eligible employees who agree to participate in the Offer. Employees should seek their own advice as to the U.S. taxation consequences of participation.


                                    * * * * *


We urge you to carefully review the information contained in this Supplementary Australian Document and the Additional Documents.

NORTEL NETWORKS CORPORATION